UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2016

Long Island Iced Tea Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-55448	47-2624098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Charlotte Avenue, Hicksville, NY	11801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 542-2832

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Holdco under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02.	Departure of Directors or Certain Offi cers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2016, the board of directors (the “Board”) of Long Island Iced Tea Corp. (the “Company”) adopted a resolution expanding the size of the Board from five to six directors and appointed Tom Cardella as a Class 2 director (with a term expiring in 2017) to fill the newly created directorship. The Company expects that Mr. Cardella will serve as a member of the audit committee.

Mr. Cardella was a member of the Company’s advisory board from October 2015 until his appointment to the Board. He is the founder of Cardella & Associates LLC and is a beverage industry consultant. Prior to founding Cardella & Associates in February 2015, Mr. Cardella was the President and Chief Executive Officer of Tenth and Blake Beer Company, a division of MillerCoors, from June 2010 to January 2015. He also served as President – Eastern Division for MillerCoors from June 2008 to June 2010, where he was responsible for all commercial operations in the eastern half of the United States. Prior to the merger with Coors, Mr. Cardella was Executive Vice President of Sales and Distribution for Miller Brewing Company from May 2006 to June 2008. Prior to joining the Miller Brewing Company in August 2005, Mr. Cardella spent nearly a decade at InBev where he held several senior-level positions, including U.S. Vice President of Sales and Chief Executive Officer of Beck’s North America. Mr. Cardella has served on the Board of Directors of the Green Bay Packers since July 2010, the United Way of Greater Milwaukee since March 2010 and the Marcus Center for Performing Arts since July 2012. Mr. Cardella received a bachelor’s degree from the State University of New York College at Geneseo and completed the Advanced Management Program at Harvard University Graduate School of Business Administration in 2000.

In March 2016, Mr. Cardella purchased 25,000 units from the Company in a private placement, at a purchase price of $4.00 per unit, for an aggregate purchase price of $100,000. The units consist of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $6.00 per share, commencing immediately and expiring on November 30, 2018. In addition, as a member of the Company’s advisory board, Mr. Cardella entered into an advisory agreement with the Company, pursuant to which he received a grant of $30,000 in shares of the Company’s common stock (valued at $4.00 per share). He also will receive total cash fees of $4,000 for his services as a member of the Company’s advisory board. The advisory agreement was terminated upon his appointment to the Board.

As a non-employee director of the Company, Mr. Cardella will receive an annual cash fee of $30,000 and an annual award of $35,000 in shares of our common stock, valued as of December 31st of each year. In addition, the Company will enter into an indemnification agreement with Mr. Cardella, pursuant to which the Company will indemnify, and advance expenses to, Mr. Cardella to the fullest extent permitted by applicable law. The foregoing description of the indemnification is qualified by reference to the full text of the agreement, which is attached as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on June 2, 2015 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

Attached as Exhibit 99.1 to this Current Report on Form 8-K is a press release issued by the Company announcing Mr. Cardella’s appointment.

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The information furnished under this Item 7.01, including the exhibits related thereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any disclosure document of the Company, except as shall be expressly set forth by specific reference in such document.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2016	LONG ISLAND ICED TEA CORP.

	By:	/s/ Philip Thomas
Philip Thomas
Chief Executive Officer